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Exhibit 21.1

Subsidiaries of Regal Entertainment Group	Jurisdiction of Organization
A 3 Theatres of San Antonio, Ltd.	Texas
A 3 Theatres of Texas, Inc.	Delaware
CDP Limited Liability Company	California
Cinebarre, LLC	Delaware
Digital Cinema Implementation Partners, LLC	Delaware
Eastgate Theatre, Inc.	Oregon
Edwards Theatres, Inc.	Delaware
Frederick Plaza Cinemas, Inc.	Maryland
Green Hills Commons, LLC	Tennessee
Hoyts Cinemas Corporation	Delaware
Interstate Theatres Corporation	Massachusetts
National CineMedia, LLC	Delaware
Next Generation Network, Inc.	Delaware
Ochtel Partnership	New York
Orix RAM Montgomery Venture General Partnership	Illinois
Palace Suite, Inc.	New York
RAM/UA-KOP, LLC	Delaware
R and S Theaters, Inc.	Mississippi
R.C. Cobb, Inc.	Alabama
RCI/FSSC, LLC	New York
RCI/RMS, LLC	Delaware
Regal/Cinebarre Holdings, LLC	Delaware
Regal Cinemas Corporation	Delaware
Regal Cinemas Holdings, Inc.	Delaware
Regal Cinemas, Inc.	Tennessee
Regal CineMedia Corporation	Virginia
Regal CineMedia Holdings, LLC	Delaware
Regal/DCIP Holdings, LLC	Delaware
Regal Entertainment Holdings, Inc.	Delaware
Regal Entertainment Holdings II, LLC	Delaware
Regal Gallery Place, LLC	District of Columbia
Regal Investment Company	Colorado
Regal Stratford, Inc.	Tennessee
San Francisco Theatres, Inc.	California
Staten Theatre Group	New York
Staten Theatre Group II	New York
UA SHOR LLC	Delaware
UA Swansea, LLC	Tennessee
United Artists/Pacific Media Joint Venture	Colorado
United Artists Properties I Corp.	Colorado
United Artists Realty Company	Delaware
United Artists Theatre Circuit, Inc.	Maryland
United Artists Theatre Company	Delaware

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  Exhibit 21.1